Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TCF Financial Corporation:

We consent to the use of our reports dated March 2, 2020, with respect to the consolidated statements of financial condition of TCF Financial Corporation and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in TCF Financial Corporation’s Annual Report on Form 10-K for the year-ended December 31, 2019 incorporated by reference into this joint proxy statement/prospectus and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Detroit, Michigan
January 28, 2021